UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 26, 2006

YARDVILLE NATIONAL BANCORP

(Exact Name of Issuer as Specified in Charter)

NEW JERSEY (State or Other Jurisdiction of Incorporation or Organization)	000-26086 (Commission File Number)	22-2670267 (I.R.S. Employer Identification Number)

2465 KUSER ROAD, HAMILTON, NEW JERSEY 08690

(Address of Principal Executive Offices)

(609) 585-5100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01	Entry into a Material Definitive Agreement.

Amendment of SERP. On July 26, 2006, the board of directors of The Yardville National Bank (the “Bank”), the principal subsidiary of registrant, Yardville National Bancorp (the “Company”), following the approval and recommendation of the Compensation Committee of the Company’s board of directors, approved amendments to the Second Amended and Restated Supplemental Executive Retirement Plan of Yardville National Bank (the “SERP”). The amendments, which became effective upon adoption by the Bank’s board, provide that for purposes of determining a participant’s normal retirement benefit under the SERP, if the participant has been employed for less than the applicable measurement period, such participant’s actual period of employment shall be used to determine his normal retirement benefit and that for purposes of establishing compensation for any specific calendar year, any cash bonus or similar cash incentive compensation shall be included in the calendar year to which such payment is attributable and not the year in which such payment is actually received by the participant.

Amendment of Director Compensation. On July 26, 2006, the board of directors of the Bank approved a monthly fee of $2,500 for services to be provided by George D. Muller, as Chairman of the Bank’s Compliance Committee, which services are anticipated to include weekly meetings with management, and the board of directors of the Company approved an annual fee of $6,000 for services to be provided by James E. Bartolomei as Chairman of the Company’s Audit Committee. Both actions followed the approval and recommendation of the Compensation Committee of the Company’s board of directors. The approved fees are in lieu of the additional fees which would have been payable to Messrs. Muller and Bartolomei as Chairman of the Compliance Committee and Audit Committee, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YARDVILLE NATIONAL BANCORP
Date: July 31, 2006	By: Stephen F. Carman Stephen F. Carman Vice President and Treasurer